TBS International plc Reports Fourth Quarter and Year Ended December 31, 2009 Financial Results

DUBLIN, IRELAND – March 16, 2010 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter and Year Ended December 31, 2009 highlights:

Metric	Q4 2009	Q4 2008	FY 2009	FY 2008
Revenue (thousands)	$84,790	$139,788	$302,516	$611,633
Net (Loss) Income (thousands)	$(10,700)	$34,615	$(67,040)	$191,777
(Loss) Income (excl. non-recurring items) (thousands) (1) (2)	$(9,485)	$34,615	$(65,289)	$191,777
EPS (basic and diluted)	$(0.36)	$1.15	$(2.25)	$6.53
EPS (excl. non recurring items) (1) (2)	$(0.32)	$1.15	$(2.19)	$6.53
Weighted Average Number of Shares (basic and diluted)	29,865,308	30,106,711	29,843,566	29,263,292
EBITDA (thousands) (3)	$19,373	$62,938	$45,860	$283,902
Drydock Days	183	223	664	791

Freight Voyages
Average Daily Voyage TCE	$13,158	$24,809	$12,069	$29,526
Freight Voyage Days	2,742	3,471	11,470	11,900
Tons of Cargo Shipped (thousands)	2,094	2,355	8,788	9,315
Average Freight Rate for All Cargoes	$31.79	$55.48	$28.22	$55.70
Average Freight Rate excluding Aggregates	$50.00	$78.12	$45.36	$88.08
Bunker Cost/Voyage Day	$5,717	$7,111	$4,832	$7,340

Time Charter out Voyages
Average Daily Time Charter TCE	$12,184	$7,963	$10,070	$26,134
Time Charter Days	1,322	620	4,733	3,004

(1)
Loss and EPS before non-recurring items is a non-GAAP financial measure. For a reconciliation of loss and EPS before non-recurring items for the three months and year ended December 31, 2009, please refer to “Non-GAAP Reconciliations” later in this press release.

(2)
Loss and EPS for the three months and year ended December 31, 2009 exclude $1.2 million or $0.04 per share and $1.7 million or $0.06 per share, respectively, for expenses related to the redomestication to Ireland

(3)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to Net (Loss) Income.

Management Commentary:

Joseph E. Royce, Chairman and Chief Executive Officer and President stated:

“2009 was a particularly challenging year for the global economy and shipping, especially for the dry cargo markets, where we experienced a dramatic decline in demand and freight rates. In this context, our financial results for 2009 were not unexpected, and they reflect the normal progression of the recovery of dry cargo ocean transportation from the depths of the severe global recession we experienced.

“There are already signs of a gradual yet fragile economic recovery around the world. This recovery was initiated as of the second quarter of 2009 with the movement of basic raw materials such as iron ore, coal, and agricultural products on Capesize and Panamax vessels and had a positive impact on the bulk cargo side of our business. Our TBS liner and parcel services, that primarily transport steel parcels, general and project cargo, began their recovery during the fourth quarter, which proved to be our best quarter in 2009. This recovery is gaining momentum as we enter 2010.

“During these adverse and challenging market conditions, we continued to leverage our strongest assets -- our worldwide team of shipping professionals and our Five-Star Service consisting of Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning. We maintained the quality and reliability of our services, stayed close to our customers strengthening our franchise and took several new initiatives positioning TBS to benefit from the recovery.

“We strengthened our local presence in China, established a strong presence in Houston, which is the regional energy and project logistics hub, and entered into several strategic long-term alliances in Brazil, Ecuador, Peru, the Dominican Republic, Jamaica and Africa that can generate a new steady stream of cargo volumes.

“Following shareholder approval, we completed TBS’ redomiciliation to Ireland, which we believe will provide us with economic benefits and help ensure our continued global competitiveness.

“In September 2009, we took delivery of the M/V Rockaway Belle, our first newbuilding multipurpose tweendecker and expanded our fleet to 48 vessels. This was a significant milestone for our Company and was part of our long-term fleet modernization and expansion program. The M/V Rockaway Belle is the first in a series of six larger multipurpose tweendecker vessels specifically designed by a TBS team with the objective to increase our operational flexibility, optimize our cargo transportation and support the requirements of our customer base.

“Looking ahead, there are still several significant challenges to cope with. However, we believe that we can be cautiously optimistic as the global economy is slowly but gradually recovering and there are improving conditions in TBS niche markets.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “In 2009, we proactively prepaid principal in the amount of $53.5 million and made scheduled debt payments of $7.5 million on our outstanding debt. Our net debt to capitalization ratio was 35.8%, a modest figure for our industry, with a cash balance of $51.0 million on December 31, 2009.  In addition, we have $8.7 million of restricted cash on deposit that is to be used for our payments to the shipyard on our newbuilding program.

“The global financial crisis has had an adverse impact on our vessel values and cash flows, which in turn has adversely affected our ability to comply with certain financial covenants in our credit facilities.  The existing waivers on our loan agreements expire on April 1, 2010 and we are in the process of discussing with our lenders permanent modifications to our credit facilities that would enable TBS to be in compliance with these covenants through maturity. In addition, we are exploring the feasibility of alternative financing sources to repay some of our existing credit facilities. We have also filed and have in place a registration statement on Form S-3, which allows TBS to issue registered securities and may provide TBS another liquidity option.

“Temporarily while we work through these issues with our banks, Generally Accepted Accounting Principles require us to operate with a ‘going concern’ qualification.  When we are able to put a more permanent solution in place with our lenders, this ‘going concern’ will be lifted.

“Our newbuilding program for the six Roymar Class multipurpose tweendeckers is in progress and we have in place the requisite bank financing for them. We took delivery of our first vessel in September 2009. Of the remaining five vessels, we expect three vessels to be delivered in 2010 and two in 2011.”

Fourth Quarter 2009 Results:
For the fourth quarter ended December 31, 2009, total revenues were $84.8 million, a decrease of 39.3% compared to the $139.8 million for the same period in 2008. Net loss for the fourth quarter 2009 was $10.7 million, a decrease of 130.9% compared to $34.6 million profit for the same period in 2008.  Earnings per share on a basic and diluted basis were $(0.36) in the fourth quarter of 2009, calculated based on 29,865,308 shares, compared to $1.15 for the fourth quarter of 2008, calculated based on 30,106,711 shares.

Net Loss and EPS for the three months ended December 31, 2009 include $1.2 million or $0.04 per share for expenses related to the redomestication to Ireland. Before this non-recurring charge, Net Loss would have been $9.5 million and EPS would have been $(0.32) for the fourth quarter of 2009.

EBITDA, which is a non-GAAP measure, decreased by 69.2% to $19.4 million for the three months ended December 31, 2009 from $62.9 million in 2008. Please see “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to net (loss) income.

An average of 44 vessels (excluding off-hire) were operated during the three months ended December 31, 2009 and 2008.

Total revenues of $84.8 million for the fourth quarter 2009 include voyage revenues of $66.6 million, time charter revenues of $16.9 million and logistic and other revenues of $1.3 million.

Year Ended December 31, 2009 Results:
For the year ended December 31, 2009, total revenues were $302.5 million, a decrease of 50.5% compared to the $611.6 million for the year 2008. Net loss for 2009 was $67.0 million, a decrease of 134.9% compared to $191.8 million profit for 2008.  Earnings per share on a basic and diluted basis were $(2.25) for the year ended December 31, 2009, calculated based on 29,843,566 shares, compared to $6.53 for the year 2008, calculated based on 29,263,292 shares.

EBITDA, which is a non-GAAP measure, decreased by 83.8% to $45.9 million for the year ended December 31, 2009 from $283.9 million in 2008. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net (loss) income.

Revenues:
Total revenues of $302.5 million for 2009 include voyage revenues of $248.0 million, time charter revenues of $51.2 million and logistics and other revenues of $3.3 million.

An average of 44 vessels (excluding off-hire) were operated during the year 2009 compared to 41 vessels (excluding off-hire) during 2008.

Voyage Revenues:
Voyage revenues for 2009 were $248.0 million, a decrease of $270.9 million or 52.2% from the $518.9 million in 2008. The decrease in voyage revenue was caused by the economic downturn that negatively affected the average freight rates and the revenue tons carried.

Total cargo volume (including aggregates) decreased 527,000 tons or 5.7% to 8,788,000 tons for the year ended December 31, 2009 from 9,315,000 tons for the year 2008. This decline is mainly attributed to the decrease in steel products transported. Non-aggregate revenue tons carried decreased 382,000 tons for 2009 whereas aggregate revenue tons carried decreased 145,000 tons for 2009 as compared to 2008.  Freight rates excluding aggregates decreased by $42.72 per ton or 48.5% to $45.36 per ton for 2009 from $88.08 per ton during 2008.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $12,069 per day for 2009, a decrease of 59.1% from the $29,526 during 2008 and an increase of 2.9% from the $11,726 per day during the nine months 2009.

Time Charter Revenues:
Time charter revenues decreased by $32.7 million or 39.0% to $51.2 million for the year ended December 31, 2009 from $83.9 million for 2008. The decrease was primarily caused by a 61.3% decrease in the average charter hire rates which was partially offset by an increase in the number of days that vessels were chartered out.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $10,070 per day for 2009, a decrease of 61.5% from the $26,134 during 2008. The key factor driving the decrease in the average time charter equivalent rate per day is the worldwide economic crisis.

Expenses:
Total operating expenses for 2009 decreased by $49.9 million or 12.4% to $352.5 million from $402.4 million for 2008.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, declined by $59.8 million or 34.6% to $113.1 million for the year ended December 31, 2009. The decrease is due to a decline in fuel expenses as a result of lower average fuel costs and lower fuel consumption; decreased commission expense as a result of lower voyage revenues, as well as lower port call expenses and stevedore and other cargo-related expenses.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, decreased by $6.3 million or 5.7% to $104.1 million for 2009 as compared to $110.4 million for 2008. The decrease in the vessel expense in 2009 was principally due to a decrease in the average charter-in rate per day and a decrease in the number of chartered-in vessels as compared to 2008. Chartered-in vessel expenses decreased by $8.0 million due to a decrease in the chartered-in rate per day. Owned vessel expenses increased by $1.2 million due to an increase in fleet size which was partially offset by a decrease in the vessel operating day rate. Average operating expense day rates decreased principally due to a decrease of expenditures for repairs and maintenance.

General and administrative expenses decreased by $2.6 million or 6.6% to $37.3 million for the year 2009 reflecting our cost reduction efforts.

The operating expenses for 2009 also include an expense of $2.2 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Corporate Developments:
In December 2009, our shareholders voted in favor of the proposal for the place of incorporation of the company to be changed from Bermuda to Ireland. The reorganization was completed on January 6, 2010 at which time TBS International plc replaced TBS International Limited as the parent company and began trading under the same ticker symbol “TBSI” on the NASDAQ Global Select Market.

Debt Reclassification:
The global financial crisis has had an significant impact on vessel valuations, which in turn has affected our ability to comply with certain financial covenants in our credit facilities. The existing waivers on the loan agreements expire on April 1, 2010 and the Company is in discussions with its lenders to obtain permanent covenant modifications to our credit facilities.

Our long-term loans are classified as a current liability in the consolidated balance sheet at December 31, 2009, in conformity with Generally Accepted Accounting Principles and will remain as such until discussion with our lenders result in permanent covenant modifications

As mentioned, the Company is exploring the feasibility of alternative financing sources to repay some of their existing credit facilities. We have filed and have in place a registration statement on Form S-3, which may provide us with another liquidity option.

Fleet Expansion and Newbuilding Program:
The previously announced TBS Newbuilding Program to construct six Roymar Class multipurpose vessels with retractable tweendecks is proceeding with the delivery of the first, M/V “Rockaway Belle,” on September 23, 2009. Of the remaining five vessels, the Company expects delivery of three vessels in 2010 and two vessels in 2011.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of December 31, 2009, the Company has made cumulative payments of $112.0 million to the Shipyard toward the purchase of the five remaining newbuild vessels.

TBS 2009 Drydock Program and Vessel Upgrade Program:

For the year 2009, TBS drydocked 23 vessels for approximately 664 drydocking days with steel renewal of about 2,400 metric tons at a total cost of approximately $22.8 million. This included one vessel that entered into drydock during the fourth quarter of 2008.

During in the fourth quarter of 2009, five vessels entered into drydocking for 183 days, requiring about 700 metric tons of steel.

For 2010, TBS’ plan is to drydock 17 vessels for approximately 422 drydocking days with a steel renewal of about 1,700 metric tons at a total cost of approximately $15.5 million. This includes two vessels that entered into drydocking during the fourth quarter of 2009.

Conference call and webcast:
On Tuesday, March 16, 2010 at 11:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4205 (from the US) or 1-617-213-4862 (International Dial In). Participant Passcode: 53126122. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PU6C3KJ4K. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:

There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:

A telephonic replay of the conference call will be available from 2:00 p.m. EDT on Tuesday, March 16, 2010 until Tuesday, March 23, 2010 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 52620746. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the Fourth Quarter and Year
Ended December 31, 2009 and 2008
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue
Voyage revenue	$66,563	$130,654	$247,980	$518,907
Time charter revenue	16,890	6,591	51,201	83,883
Logistic revenue (1)	1,139	1,712	2,689	7,000
Other revenue	198	831	646	1,843
Total Revenue	84,790	139,788	302,516	611,633

Operating expenses
Voyage	31,266	46,198	113,084	172,929
Logistics (1)	1,018	1,300	2,193	5,717
Vessel	22,045	31,846	104,046	110,354
Depreciation and amortization of vessels
and other fixed assets	25,801	23,491	95,870	73,479
General and administrative	11,144	(1,305)	37,265	39,879
Total operating expenses	91,274	101,530	352,458	402,358

(Loss) income from operations	(6,484)	38,258	(49,942)	209,275

Other (expenses) and income
Interest expense	(4,279)	(4,910)	(17,119)	(17,228)
Loss on extinguishment of debt (2)				(2,318)
Interest and other income (expense)	63	1,267	21	2,048
Total other (expenses) and income, net	(4,216)	(3,643)	(17,098)	(17,498)

Net (loss) income	$(10,700)	$34,615	$(67,040)	$191,777

Earnings per share
Net (loss) income per ordinary share
Basic and Diluted	$(0.36)	$1.15	$(2.25)	$6.53
Weighted average ordinary shares outstanding
Basic and Diluted	29,865,308	30,106,711	29,843,566	29,263,292

Operating Data for the Three Months and Year Ended December 31, 2009 and 2008

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Other Operating Data:
Controlled vessels (at end of period) (3)	48	47	48	47
Chartered vessels (at end of period) (4)	-	-	-	-
Freight Voyage days (5)	2,742	3,471	11,470	11,900
Vessel days (6)	4,416	4,467	17,567	16,337
Tons of cargo shipped (7)	2,094	2,355	8,788	9,315
Revenue per ton (8)	$31.79	$55.48	$28.22	$55.70
Tons of cargo shipped, excluding
aggregates (7) (9)	1,215	1,421	4,727	5,109
Revenue per ton, excluding
aggregates (8) (9)	$50.00	$78.12	$45.36	$88.08
Chartered-out days	1,322	620	4,733	3,004
Chartered-out rate per day	$12,776	$10,630	$10,818	$27,924
TCE per day-Freight Voyages (10)	$13,158	$24,809	$12,069	$29,526
TCE per day-Time Charters-Out (11)	$12,184	$7,963	$10,070	$26,134

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers.

(2)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(3)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of December 31, 2009, two vessels in the controlled fleet were chartered-in with an option to purchase.

(4)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(7)	In thousands.

(8)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(9)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(10)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three months ended December 31, 2009 and December 31, 2008 were $0.7 million and $0.3 million, respectively. For the three months ended December 31, 2009 and 2008, time charter voyages include fuel cost and other miscellaneous voyage costs for a total of $0.1 million and $1.4 million, respectively. Commission for vessels that are time chartered out for the years ending December 31, 2009 and December 31, 2008 were $2.1 million and $3.6 million, respectively. For the years ending December 31, 2009 and 2008, time charter voyages include fuel cost and other miscellaneous voyage costs of $1.4 and $1.8 million, respectively. The fuel cost, which made up most of the costs, is related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	December 31,	December 31,
	2009	2008

Balance Sheet Data (In thousands):
Cash and cash equivalents	$51,040	$131,150
Restricted cash	8,675	-
Working capital	(285,823)	104,311
Total assets	953,588	1,041,685

Long-term debt, including current portion	351,247	383,074
Total shareholders' equity	537,728	598,296

Non-GAAP Reconciliations

Please find below TBS’ EBITDA reconciliation for the three months and years ending December 31, 2009 and 2008.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

EBITDA Reconciliation (In thousands):
Net (loss) income	$(10,700)	$34,615	$(67,040)	$191,777
Net interest expense	4,272	4,832	17,030	18,646
Depreciation and amortization	25,801	23,491	95,870	73,479
EBITDA	$19,373	$62,938	$45,860	$283,902

Please find below TBS’ Reconciliation of net (loss) income to (loss) income before non-recurring items for the three months and years ending December 31, 2009 and 2008.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

(Loss) Income before non-recurring items
Reconciliation (In thousands):
Net (loss) income	$(10,700)	$34,615	$(67,040)	$191,777
Expenses related to the redomestication to Ireland	1,215	-	1,751	-
(Loss) income before non-recurring items:	$(9,485)	$34,615	$(65,289)	$191,777

Earnings per share (before non-recurring items)
Basic and Diluted	$(0.32)	$1.15	$(2.19)	$6.53
Weighted average ordinary shares outstanding
Basic and Diluted	29,865,308	30,106,711	29,843,566	29,263,292

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

-	changes in demand for the company’s services, which are increasingly difficult to predict due to current economic conditions and uncertainty;
-	the effect of a decline in vessel valuations;
-	the company’s ability to maintain financial ratios and satisfy financial covenants required by its credit facilities;
-	the company’s ability to finance our operations and raise additional capital on commercially reasonable terms or at all;
-
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the  International Maritime Organization and the European Union or by individual countries;

-	actions taken by regulatory authorities;
-	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
-	changes in the typical seasonal variations in charter rates;
-	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
-	the risk that financial counterparties will default;
-	a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;
-	changes in general domestic and international political conditions;
-	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
-	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
-
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

-	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from our jurisdiction of incorporation;
-	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
-
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the period ended December 31, 2008 and our subsequent reports on Form 10-Q and Form 8-K.

About TBS International plc

TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network offers liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com